Filed Pursuant to Rule 433

Issuer Free Writing Prospectus

Dated July 7, 2014

(To Preliminary Prospectus dated July 7, 2014)

Registration Statement No. 333-196814

On July 7, 2014, LOYAL3 Securities, Inc. made available on its website, ipo.loyal3.com/trupanion, a video featuring Darryl Rawlings, the Chief Executive Officer of Trupanion, Inc. A transcript of the video is set forth below.

Information on, or accessible through, the LOYAL3 Securities, Inc. website is not part of this Free Writing Prospectus, nor is it part of the preliminary prospectus or registration statement.

Video Transcript

I founded Trupanion over 14 years ago, for a number of reasons.

First of all, I was pet passionate.

At the time I founded it, I had a dog named Monty, one of the best spooners in the world, who kept reminding me about this business idea I had to solve a problem. Solve a problem for pet owners and veterinarians.

Something that I am very proud of at Trupanion is how we have brought pet owners and veterinarians closer together. Typically, insurance has been a wedge between the caregiver and the person who needs it. But we believe that Trupanion allows clients to come in more frequently to the veterinarian and to do the type of care that the veterinarians want to be able to do for the pet.

Our value proposition is dramatically different. We cover congenital and hereditary problems, the things most likely to happen to a pet. We never penalize a pet owner for making claims. And most importantly, we do not dictate the cost of veterinary care to pet owners or veterinarians. Trupanion members can go to any veterinarian at any time. We pay 90% of the actual invoice for covered claims.

We’ve partnered with LOYAL3 to allow veterinarians to buy our IPO stock at the same time and at the same price as Wall Street.

Trupanion, Inc. (the “Company”) has filed a registration statement (including a preliminary prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, a copy of the preliminary prospectus may be obtained by visiting ipo.loyal3.com/trupanion or by requesting a copy from LOYAL3 Securities, Inc. by calling toll-free 855-256-9253 or by emailing support@loyal3.com.

LOYAL3 Securities, Inc., a U.S. registered broker-dealer, is acting as a co-manager in the Trupanion IPO.